Exhibit 10.10

February 26, 2024

Jen Beachell

Dear Jen:

Consistent with our recent discussions, this document sets forth the details relating to your transition from employment with Upstream Bio, Inc. (“Upstream” or “the Company”). We sincerely appreciate your contributions to the Company and we look forward to a productive and collaborative transition.

As you know, you and the Company entered into a letter agreement dated November 1, 2021 (the “Employment Offer”) which, among other things, sets forth the details relating to the ending of your employment. In particular, Section 7 of the Employment Offer states that your employment with the Company is at-will, meaning either you or the Company may terminate your employment at any time and for any reason, with or without notice and with or without cause, and that in the event of the ending of your employment for any reason, the Company shall pay you (i) your Base Salary through your last day of employment (the ‘‘Date of Termination’’), and (ii) the amount of any documented expenses properly incurred by you on behalf of the Company prior to any such termination and not yet reimbursed (the ‘‘Accrued Obligations’’). Further, in connection with the termination of your employment for any reason, you agreed to resign from any officer position or other position you have with the Company or any Company affiliate, effective as of the Date of Termination, and execute any document reasonably requested by the Company to effectuate such resignation(s).

In addition, Section 8 of the Employment Offer states that in the event the Company terminates your employment without Cause (as defined in the Employment Offer) and you enter into and comply with a Release (also as defined in the Employment Offer) including the Ongoing Obligations that shall be incorporated by reference into the Release, then in addition to the Accrued Obligations, the Company will provide you with certain Severance Benefits. As further consideration, the Company’s Board of Directors (the “Board”) has agreed to extend the exercise period with respect to your vested options and reimburse you for outplacement services, all as forth below. This document sets forth the details of your “Severance Opportunity” and serves as the Release that you must enter into, not revoke and comply with as a condition of that Severance Opportunity.

With that background, regardless of whether you enter into this Agreement and take advantage of the Severance Opportunity, the following bulleted terms and obligations apply:

•

The Date of Termination for purposes of the Employment Offer (also referred to as the Separation Date herein) shall be March 8, 2024, unless you or the Company elect to end it on an earlier date. Notwithstanding the foregoing, the Company agrees that it will not end the employment relationship prior to March 8, 2024 if you continue to act professionally and you do not breach this Agreement. The actual last date of your employment is the “Separation Date” and the time period between February 26, 2024 and the Separation Date is the “Transition Period”.

Jen Beachell

•

During the Transition Period, you should provide only the services for the Company requested by the Company’s Chief Executive Officer (“CEO”) or her designee and come to the office only as requested by the CEO in a transition plan. It is anticipated that you and the CEO will work collaboratively to communicate your departure to the Company employees and other stakeholders and transition your duties and responsibilities during the Transition Period.

•	On the Separation Date, the Company shall pay your salary through the Separation Date.

•

Your eligibility to participate in the Company’s group medical, dental and/or vision plans ceases in accordance with the terms and conditions of those plans. You may elect to continue your existing benefits under such plans in accordance with and subject to the law known as COBRA. You will be provided with information regarding COBRA options separately. Further, if you accept the Severance Opportunity, Section 1(b) of this Agreement will be applicable with respect to your COBRA costs.

•

Your eligibility to participate in the Company’s other employee benefit plans and programs ceases on the Separation Date in accordance with the terms and conditions of each of those benefit plans and programs. Please contact Rachel with your questions about your benefits.

•

The Company granted you stock options in accordance with your offer letter (the “Equity Grants”). The Equity Grants are partially unvested as of the Separation Date (the “Unvested Options”). The Unvested Options are null and void consistent with the applicable award agreement and the Company’s plan (collectively the “Equity Documents”). The vested portion of your Equity Grants (the “Vested Options”) may be exercised in accordance with the Equity Documents. Further, if you accept the Severance Opportunity, Section 1(d) of this Agreement will be applicable with respect to your post-employment exercise period.

•

You are obligated to comply with the terms of your Employee Confidentiality, Assignment and Nonsolicitation and Noncompetition Agreement which you signed on November 5, 2021 (the “Restrictive Covenants Agreement”). The Restrictive Covenants Agreement shall remain in full force and effect in accordance with its terms. However, because, as the Employment Offer makes clear, a 12 month post-employment noncompete is part of the Severance Opportunity, the Company is waiving the post-employment restrictions in Section 8(c) of the Restrictive Covenant Agreement and the Company will not pay you the Noncompetition Consideration set forth in Section 8(c). For the avoidance of doubt, if you enter into this Agreement Section 5 of this Agreement (Noncompetition) will apply.

•

You may not dispose of Company property without authorization. On or prior to the Separation Date, and immediately upon request by the CEO or her designee, you must return to the Company all Company property, including, without limitation, computer equipment and laptops (without deletion or alteration), software, keys and access cards, credit cards, files and any documents (including computerized data and any copies made

Jen Beachell

of any computerized data or software) containing information concerning the Company, its business or its business relationships (“Company Property”). Please coordinate with Rachel about the return of Company Property. After returning all such property to the Company, you must delete and finally purge any duplicates of files or documents that may contain Company information from any non-Company computer or other device that remains your property after the Separation Date. If you discover that you continue to retain any such property, you must return it to the Company immediately.

With those understandings, by entering into this Agreement you and the Company agree as follows:

1.	Severance Benefits

Provided you enter into, do not revoke and comply with this Agreement, including the Ongoing Obligations, the Company will provide you with the following “Severance Benefits”:

(a)

Severance Pay. Continuation of your Base Salary as of the Separation Date for the six (6) month period that immediately follows the Separation Date (the ‘‘Salary Continuation Payments,” and such period, the ‘‘Severance Period’’); provided in the event you breach any of the Ongoing Obligations, all payments of the Salary Continuation Payments shall immediately cease provided further the Salary Continuation Payments shall commence on the Company’s first regular payroll day practicable (from a payroll administration perspective) following the later of: (i) the Effective Date of this Agreement, and (ii) the Separation Date.

(b)

COBRA. If elected, continuation of group health plan benefits to the extent authorized by and consistent with 29U.S.C. § 1161 et seq. (commonly known as ‘‘COBRA’’), with the cost of the regular premium for such benefits shared in the same relative proportion by the Company and you as in effect on the Separation Date until the earliest of (i) the end of the Severance Period; (ii) the date you become eligible for health benefits through another employer or (iii) the date you otherwise become ineligible for COBRA;

(c)

Bonus. Provided you have not breached any of the Ongoing Obligations, payment of any your annual bonus FY 2024, which shall be pro-rated for the number of days actually employed in said calendar year through the Separation Date (the ‘‘Final Bonus’’). The Final Bonus shall be $25,293.03 and shall be paid to you by the Company in a single lump sum within 60 days after the Date of Termination and shall be subject to applicable deductions and withholdings; and

(d)

Extended Exercise Period. As additional consideration, the Company will extend the period for you to be able to exercise your Vested Options from 90 days from the Separation Date to twelve (12) months from the Separation Date (the “Extended Exercise Period”) provided that, and notwithstanding the foregoing, in the event of a change of control/sale event under the Equity Documents, the Extended Exercise Period may be shortened consistent with the provisions of the

Jen Beachell

Equity Documents. You acknowledge that to the extent any such vested stock options are intended to be an “incentive stock option,” such options may no longer qualify as “incentive stock options” under the Internal Revenue Code of 1986, as amended, but instead may convert to a nonqualified stock option, consistent with applicable law. You should consult with your own tax professional if you have any questions regarding the tax treatment of your stock options. If you do not wish to take part in the Extended Exercise Period as part of the Severance Opportunity, you must notify the CEO in writing no later than the Separation Date.

(e)

Outplacement Costs. As further consideration, the Company will reimburse you for outplacement costs that you incur within the six (6) month period following the Separation Date in an amount not to exceed $5,000, provided you submit the receipt for such services to the Company through the Company’s regular expense reimbursement process.

2.	Release of Claims

In consideration for, among other terms, the Severance Benefits to which you acknowledge you would not be entitled absent this Agreement, you voluntarily release and forever discharge the Company, its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders, members, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when you sign this Agreement, you have, ever had, now claim to have or ever claimed to have had against any or all of the Releasees. This release includes, without limitation, all Claims:

•	relating to your employment by and ending of your employment with the Company;

•	of wrongful discharge;

•	of breach of contract;

•

of retaliation or discrimination under federal, state or local law (including, without limitation, Claims of age discrimination or retaliation under the Age Discrimination in Employment Act of 1967, Claims of disability discrimination or retaliation under the Americans with Disabilities Act, Claims of discrimination or retaliation under Title VII of the Civil Rights Act of 1964)

•

of wage and hour violations that may be legally waived and released, including, without limitation, all laws and regulations relating to the payment of wages, overtime or any other compensation or benefits

•

Claims under the Massachusetts Payment of Wages Law (Massachusetts General Laws Chapter 149, §§ 148, 150), Massachusetts General Laws Chapter 149 in its entirety, and Massachusetts General Laws Chapter 151 in its entirety (including but not limited to the minimum wage and overtime provisions);

Jen Beachell

•	under any other federal or state statute or regulation;

•	of defamation or other torts;

•	of violation of public policy;

•	for wages, bonuses, incentive compensation, vacation pay, garden leave or any other compensation or benefits; and

•	for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, liquidated damages, injunctive relief and attorney’s fees;

provided, however, this release shall not release your rights (i) under this Agreement, (ii) for workers’ compensation benefits or for unemployment benefits to the extent you are otherwise eligible for such benefits, (iii) to vested benefits under any Company employee benefit plan in which you are a participant; and (iv) your rights to indemnification under the Company’s bylaws and to coverage under the Company’s insurance policies, in accordance with the Company’s by-laws and insurance policies.

You acknowledge and represent that, except as expressly provided in this Agreement, the Company has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to you. You specifically represent that you are not due to receive any payments or benefits from the Company other than as set forth herein.

You agree not to accept damages of any nature, other equitable or legal remedies for your own benefit or attorney’s fees or costs from any of the Releasees with respect to any Claim released by this Agreement. As a material inducement to the Company to enter into this Agreement, you represent that you have not assigned any Claim to any third party.

3.	Ongoing Obligations

You reaffirm your nondisclosure, intellectual property and other obligations set forth in the Restrictive Covenants Agreement, the terms of which are incorporated by reference as material terms of this Agreement (subject to the waiver of Section 8(c)) and which, along with Sections 4 (Noncompetition), 5 (Non-Disparagement), 6 (Return of Property) are referred to herein as the “Ongoing Obligations”.

Jen Beachell

4.	Noncompetition.

You agree that during the twelve (12) months period immediately following the Separation Date, you shall not, directly or indirectly, whether as owner, partner, shareholder, director, manager, consultant, agent, employee, co-venturer or otherwise, anywhere in the United States or in any other country in the world, engage or otherwise participate in any business that is, in whole or in part, engaged in, or actively preparing to be engaged in, the Business. For purposes of this Agreement: ‘‘Business’’ shall mean, as of the Separation Date, the targeting of thymic stromal lymphopoietin (“TSLP”) signaling with any therapeutic modality.

5.	Non-disparagement

Subject to Section 7 of this Agreement, you agree not to make any disparaging statements (whether written, oral, through social or electronic media or otherwise) concerning the Company or any of its affiliates or its or their services, current or former officers, directors, shareholders, employees, members, partners, managers or agents that would likely affect any of their personal or professional reputations or interests. For its part, the Company will instruct its current CEO, Chief Medical Officer (CMO) and Chief Business Officer (CBO) not to make any disparaging statements (whether written, oral, through social or electronic media or otherwise) about you, provided nothing herein shall affect the ability of the Company or its CEO, CMO or CBO to freely communicate about business-related issues.

6.	Return of Property

On or before the Separation Date, and immediately upon request by the Company, you agree to return to the Company the Company Property.

7.	Protected Disclosures and Other Protected Actions

Nothing contained in this Agreement, any other agreement with the Company, or any Company policy or code limits your ability, with or without notice to the Company, to: (i) file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”), including without limitation, the Equal Employment Opportunity Commission or the Securities and Exchange Commission (the “SEC”); (ii) communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including by providing non-privileged documents or information; (iii) engage in activities protected by Section 7 of the National Labor Relations Act; and (iv) testify truthfully in a legal proceeding. Any such communications and disclosures must be consistent with applicable law and the information disclosed must not have been obtained through a communication that was subject to the attorney-client privilege (unless disclosure of that information would otherwise be permitted consistent with such privilege or applicable law). If a Government Agency or any other third party pursues any claim on your behalf, you waive any right to monetary or other individualized relief (either individually or as part of any collective or class action), but the Company will not limit any right you may have to receive an award pursuant to the whistleblower provisions of any applicable law or regulation.

8.	Legal Representation

This Agreement is a legally binding document and your signature will commit you to its terms. You acknowledge that the Company has advised you to discuss all aspects of this Agreement with an attorney, that you have carefully read and fully understand all the provisions of this Agreement and that you are voluntarily entering into this Agreement.

Jen Beachell

9.	Absence of Reliance

In signing this Agreement, you are not relying upon any promises or representations made by anyone at or on behalf of the Company other than those set forth in this Agreement.

10.	Enforceability

If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of the Restrictive Covenants Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then: (i) such provision will be enforced to the maximum extent permissible so as to effect the intent of the parties and (ii) the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

11.	Waiver; Amendment

No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company.

12.	Enforcement

You and the Company hereby agree that the federal and state courts in Commonwealth of Massachusetts shall have the exclusive jurisdiction to consider any matters related to this Agreement, including without limitation any claim for violation of this Agreement. With respect to any such court action, you (i) submit to the jurisdiction of such courts, (ii) consent to service of process, and (iii) waive any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction or venue.

13.	Relief

If you breach any of the provisions under this Agreement (including, without limitation, any Ongoing Obligations, in addition to any other legal or equitable remedies it may have for such material breach, including for damages and equitable relief, the Company shall have the right to terminate its payments to you or for your benefit under this Agreement, and/or to seek recovery of any previously paid payments to you or for your benefit under this Agreement. Such actions in the event of your material breach will not affect your continuing obligations under this Agreement.

Jen Beachell

14.	Governing Law; Interpretation

This Agreement shall be interpreted and enforced under the laws of the Commonwealth of Massachusetts without regard to conflict of law principles. In the event of any dispute, the parties intend this Agreement to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either you or the Company or the “drafter” of all or any portion of this Agreement.

15.	Entire Agreement

This Agreement constitutes the entire agreement between you and the Company and supersedes any previous agreements or understandings between you and the Company, provided that the Restrictive Covenants Agreement (subject to the waiver of Section 8(c)) and the Equity Documents shall remain in effect.

16.	Tax Treatment

The Company shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement to the extent that it reasonably and in good faith determines that it is required to make such deductions, withholdings and tax reports. Payments under this Agreement are stated in gross amounts and shall be paid in amounts net of any such deductions or withholdings. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate you for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

17.	Effective Date

You understand and acknowledge that you have been given the opportunity, if you so desire, to consider this Agreement for up to twenty-one (21) days from your receipt of this Agreement before signing it (the “Consideration Period”) and you and the Company agree that the changes made to this Agreement did not restart or otherwise effect the original Consideration Period. In signing this Agreement, you acknowledge that you have knowingly and voluntarily entered into this Agreement. To accept this Agreement, you must return a signed version of this Agreement via DocuSign so that it is received on or before the expiration of the Consideration Period, provided if you materially breach any of the conditions of the Agreement within the Consideration Period, the offer of this Agreement may be withdrawn and your execution of the Agreement will not be valid. For the period of seven (7) business days from the date when you sign this Agreement, you have the right to revoke this Agreement by written notice to the CEO (the “Revocation Period”). This Agreement shall not become effective or enforceable during the Revocation Period. This Agreement shall become effective on the first business day following the expiration of the Revocation Period (the “Effective Date”). You acknowledge that you been advised by the Company to review this Agreement with counsel before entering it. Any changes to this Agreement, whether material or immaterial, do not restart the running of the Consideration Period.

Jen Beachell

18.	Counterparts

This Agreement may be executed in any number of counterparts. Please indicate your agreement to the terms of this Agreement by signing and returning to me the entire, unmodified Agreement within the applicable time period set forth above. PDF, DocuSign and facsimile signatures shall have the same legal effect as originals.

Jen Beachell

Sincerely,

UPSTREAM THERAPEUTICS, INC.

By:	/s/ Samantha Truex	March 4, 2024
Name:	Samantha Truex	Date
Title:	Chief Executive Officer

By signing below, you acknowledge that you have carefully read and fully understand all of the provisions of this Agreement and that you are knowingly and voluntarily entering into this Agreement.

By:	/s/ Jennifer Beachell	March 4, 2024
Name:	Jennifer Beachell	Date